UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2016

Proto Labs, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-35435	41-1939628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5540 Pioneer Creek Drive Maple Plain, Minnesota	55359
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(763) 479-3680

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In connection with the previously announced retirement of Donald G. Krantz as Executive Vice President and Technology Officer of Proto Labs, Inc. (the “Company”) on June 30, 2016, the Board of Directors (the “Board”) of the Company and the Compensation Committee (the “Committee”) of the Board have approved the accelerated vesting of certain of Dr. Krantz’s outstanding equity awards, effective as of June 30, 2016, as follows:

●	Stock Options. A total of 8,880 stock options awarded to Dr. Krantz that are subject to future time-based vesting will become fully vested on June 30, 2016.

●	Restricted Stock Units. A total of 1,527 restricted stock units (“RSUs”) awarded to Dr. Krantz that are subject to future time-based vesting will become fully vested on June 30, 2016.

All other outstanding and unvested equity awards previously awarded to Dr. Krantz will continue to vest in accordance with their terms until June 30, 2016, at which time vesting will cease. For additional information about these awards, please refer to the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 8, 2016.

In connection with Dr. Krantz’s retirement, the Board and the Committee have also approved the proration of his annual bonus for the portion of 2016 that Dr. Krantz will be employed by the Company. If Dr. Krantz were to continue to serve in his current capacity through December 31, 2016, he would eligible to receive an annual bonus with a target payout of 75% of his 2016 base salary depending on the Company’s consolidated results for calendar year 2016. With the approved proration, Dr. Krantz will be eligible to receive a target payout of 37.5% of his 2016 base salary depending on the Company’s consolidated results for calendar year 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proto Labs, Inc.

Date:	June 14, 2016	By:	/s/ Victoria M. Holt
Victoria M. Holt
Chief Executive Officer